Exhibit 5

Condensed Interim Financial Statements

As at 30 June 2018

(Unaudited)

www.coebank.org

TABLE OF CONTENTS

Comments on financial results as at 30 June 2018	2

FINANCIAL STATEMENTS	3
The Bank’s objectives	3
Sectors of action	3
Balance sheet	4
Income statement	5
Statement of comprehensive income	6
Statement of changes in equity	6
Statement of cash flows	7

NOTES TO THE FINANCIAL STATEMENTS	8
NOTE A - Summary of principal accounting methods applied by the Bank	8
NOTE B - Ratios	9
NOTE C - Financial assets and liabilities	11
NOTE D - Loans and advances to credit institutions and to customers	12
NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	13
NOTE F - Capital	14
NOTE G - Interest margin	15

CEB – Condensed Interim Financial Statements as at 30 June 2018	1

Comments on financial results as at 30 June 2018

Given the uncertain economic and financial environment, the CEB achieved a very good operational performance during the first half of 2018, which allowed accomplishing effectively its social mandate in Europe.

As at 30 June 2018, the amounts of projects approved (€ 2.2 billion) and loans disbursed (€ 1.1 billion) were in line with the objectives defined in the Development Plan for 2017-2019. The stock of projects approved awaiting financing amounted to € 7.9 billion as at 30 June 2018 (31 December 2017: € 7.0 billion), of which 40.9% were in favour of target countries in Central, Eastern and South-eastern Europe. Loans outstanding increased to € 14.2 billion as at 30 June 2018 compared to € 13.8 billion at year-end 2017.

The prudential ratios of the Bank remained within their respective limits.

Debt securities in issue, including bonds and short-term borrowing (Euro Commercial Paper), amounted to € 22.3 billion as at 30 June 2018. During the first half of 2018, the Bank issued bonds with a principal amount of € 3.6 billion. The amount of outstanding bonds, which support the Bank’s operations, increased from € 18.2 billion as at 31 December 2017 to € 19.8 billion as at 30 June 2018, mainly due to new issues during this period.

Net profit (unaudited) as at 30 June 2018 amounted to € 50.2 million, i.e. a decrease of € 8.4 million (14.3%) compared to the same period in 2017. This development is mainly due to the decrease in the net interest margin (- € 6.8 million) and to the negative impact of financial instruments at fair value through profit or loss (- € 3.7 million).

As at 30 June 2018, equity stood at € 2 999.5 million, an increase of € 32.7 million compared to year-end 2017 (€ 2 979.0 million). Own funds (equity plus uncalled capital) amounted to € 7 859.3 million compared to € 7 826.6 million as at 31 December 2017.

	In million euros
	30/06/2018 (*)	30/06/2017 (*)	31/12/2017
Projects approved	2,217	2,282	3,908
Stock of projects	7,912	7,111	6,981
Loans disbursed	1,112	811	2,302
Loans outstanding	14,169	13,944	13,792
Bonds issued	3,608	2,253	2,816
Debt securities in issue	22,343	19,663	18,236
Net profit	50	59	112
Equity	2,999	2,908	2,967
Own funds	7,859	7,768	7,827
Total assets	27,777	25,305	23,798

(*)	Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2018	2

FINANCIAL STATEMENTS

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB) contributes to the implementation of socially-oriented investment projects in favor of social cohesion. In accordance with Administrative Council Resolution 1587 (2016), it does so through three major sectorial lines of action, namely:

•

Sustainable and inclusive growth with emphasis on socially oriented components and particularly on public infrastructure with social vocation, job creation and preservation, access to labour market, housing and integration of vulnerable groups.

•	Integration of refugees, displaced persons and migrants.

•	Climate action: developing mitigation and adaptation measures.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; social housing for low-income persons; improving living conditions in urban and rural areas; natural or ecological disasters; protection of the environment; protection and rehabilitation of historic and cultural heritage; health; education and vocational training; administrative and judicial infrastructure; and supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

Accounting standards

The new IFRS 9 and IFRS 15 standards, described in Note A, are applicable retrospectively as of 1 January 2018 and offer the option not to restate the 2017 figures. As the CEB retained this option, the comparative financial statements for 2017 have not been restated for these changes in accounting policy.

Given the nature of its assets, the Bank did not carry out any reclassification as provided by IFRS 9, phase 1.

However, compared to 2017, the 2018 financial statements presented below introduce the denomination changes for the following asset classes:

•	“Available-for-sale financial assets” became “Securities at fair value through equity”

•	“Financial assets held to maturity” became “Securities at amortised cost”

The balance sheet presents a comparative reference as of 1 January 2018 taking into account the effects of the application of IFRS 9.

Given the nature of CEB’s activities, IFRS 15 has no significant impact on these financial statements.

CEB – Condensed Interim Financial Statements as at 30 June 2018	3

Balance sheet

As at 30 June 2018 (unaudited), as at 1 January 2018 (unaudited) and as at 31 December 2017 (audited)

	In thousand euros
	Notes	30/06/2018	01/01/2018 (**)	31/12/2017
Assets
Cash in hand, balances with central banks		435,425	539,427	539,482
Financial assets at fair value through profit or loss		249,730	323,472	323,472
Hedging derivative instruments		686,482	680,997	680,997
Securities at fair value through equity (*)		5,214,069	3,638,502	3,638,764
Loans and advances to credit institutions and to customers
Loans	D	14,418,750	14,045,360	14,056,570
Advances	D	4,258,593	2,062,423	2,062,564
Securities at amortised cost (*)		2,145,669	2,199,817	2,199,945
Tangible and intangible assets		54,131	52,916	52,916
Other assets		314,221	243,540	243,571

Total assets		27,777,070	23,786,454	23,798,281

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss		541,470	650,606	650,606
Hedging derivative instruments		476,005	478,074	478,074
Amounts owed to credit institutions and to customers	E	192,414	210,489	210,489
Debt securities in issue	E	22,939,589	18,835,438	18,835,438
Other liabilities		320,338	363,519	363,519
Social Dividend Account		57,448	59,116	59,116
Provisions		250,314	236,443	234,225

Total liabilities		24,777,578	20,833,685	20,831,467

Equity
Capital	F
Subscribed		5,472,219	5,472,219	5,472,219
Uncalled		(4,859,802)	(4,859,802)	(4,859,802)

Called		612,417	612,417	612,417
General reserve		2,352,515	2,240,476	2,254,521
Net profit		50,195	112,039	112,039

Total capital, general reserve and net profit		3,015,127	2,964,932	2,978,977
Gains or losses recognised directly in equity		(15,635)	(12,163)	(12,163)

Total equity		2,999,492	2,952,769	2,966,814

Total liabilities and equity		27,777,070	23,786,454	23,798,281

(*)

In accordance with phase 1 of IFRS 9, the nature of the assets grouped under the denominations “Securities at fair value through equity” and “Securities at amortised cost” is the same as published in 2017 under the denominations “Available-for-sale financial assets” and “Financial assets held to maturity” respectively

(**)	As of 1 January 2018 including the effects of the application of IFRS 9

CEB – Condensed Interim Financial Statements as at 30 June 2018	4

Income statement

For the first half of 2018 (unaudited) and for the first half of 2017 (unaudited)

	In thousand euros
	Notes	2018	2017
Interest and similar income
Securities at fair value through equity (*)		(1,694)	86
Loans and advances to credit institutions and to customers		25,887	21,344
Securities at amortised cost (*)		32,488	36,112
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		518	1,603
Debt securities in issue		18,991	23,582
Other interest expenses and similar charges		(2,606)	(2,306)

Interest margin	G	73,584	80,421

Net gains or losses from financial instruments at fair value through profit or loss		(1,075)	2,639
Net gains or losses from securities at fair value through equity (*)		74	24
Commissions (income)		1,249	434
Commissions (expenses)		(1,058)	(978)

Net banking income		72,774	82,540

General operating expenses		(22,312)	(22,415)
Depreciation and amortisation charges of fixed assets		(1,785)	(1,542)

Gross operating income		48,677	58,583

Cost of risk		1,518

Net profit		50,195	58,583

(*)

In accordance with phase 1 of IFRS 9, the nature of the assets grouped under the denominations “Securities at fair value through equity” and “Securities at amortised cost” is the same as published in 2017 under the denominations “Available-for-sale financial assets” and “Financial assets held to maturity” respectively

CEB – Condensed Interim Financial Statements as at 30 June 2018	5

Statement of comprehensive income

For the first half of 2018 (unaudited) and for the first half of 2017 (unaudited)

	In thousand euros
	2018	2017
Net profit	50,195	58,583
Items that may be reclassified to income statement	3,810	24,758
Changes in value of securities at fair value through equity	3,810	24,758
Items that will not be reclassified to income statement	(7,283)	12,909
Changes in actuarial differences related to the pension scheme	(6,463)	10,873
Changes in actuarial differences related to the other post-employment benefits	(820)	2,036
Total other elements of comprehensive income	(3,472)	37,667

Comprehensive income	46,723	96,250

Statement of changes in equity

For the first half of 2018 (unaudited) and the first half of 2017 (unaudited)

	In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Securities at fair value through equity	Actuarial differences	Total	Total equity
Equity as at 31 December 2016	612,417	2,254,521	2,866,938	20,951	(75,988)	(55,037)	2,811,901

Net profit		58,583	58,583				58,583
Changes in value of assets and liabilities recognised directly in equity				24,758	12,909	37,667	37,667

Equity as at 30 June 2017	612,417	2,313,104	2,925,521	45,709	(63,079)	(17,370)	2,908,151

Net profit		53,456	53,456				53,456
Changes in value of assets and liabilities recognised directly in equity				4,749	458	5,207	5,207

Equity as at 31 December 2017	612,417	2,366,560	2,978,977	50,458	(62,621)	(12,163)	2,966,814

Provisions (*)		(14,045)	(14,045)				(14,045)

Equity as at 1 January 2018	612,417	2,352,515	2,964,932	50,458	(62,621)	(12,163)	2,952,769

Net profit		50,195	50,195				50,195
Changes in value of assets and liabilities recognised directly in equity				3,810	(7,283)	(3,472)	(3,472)

Equity as at 30 June 2018	612,417	2,402,710	3,015,127	54,268	(69,904)	(15,635)	2,999,492

(*)	These provisions represent the impact of the first application of IFRS 9.

CEB – Condensed Interim Financial Statements as at 30 June 2018	6

Statement of cash flows

For the first half of 2018 (unaudited) and for the first half of 2017 (unaudited)

		In thousand euros
		2018	2017
	Net profit	50,195	58,583
+/-	Depreciation charges of tangible and intangible assets	1,785	1,542
+/-	Provisions	(1,512)
+/-	Net loss/net profit from investing operations	9,853	10,668
+/-	Change in interest receivable	(51,921)	4,850
+/-	Change in interest payable	28,700	(14,952)
+/-	Other non-monetary movements	6,872	3,109

	Total of non-monetary items included in the result	(6,223)	5,219
+	Reimbursements related to operations with credit institutions and customers	1,528,423	2,018,312
-	Disbursements related to operations with credit institutions and customers	(3,133,604)	(2,938,717)
+	Reimbursements related to other operations affecting financial assets or liabilities	4,054,565	4,891,529
-	Disbursements related to other operations affecting financial assets or liabilities	(5,566,492)	(5,479,983)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	9,470	(70,696)

	Net cash flows from assets and liabilities resulting from operating activities	(3,107,638)	(1,579,556)

	Total net cash flows from operating activities (a)	(3,063,666)	(1,515,754)
+	Reimbursements related to securities at amortised cost	48,600	122,099
-	Disbursements related to securities at amortised cost
+/-	Cash flows related to tangible and intangible assets	(3,000)	(2,023)

	Total net cash flows from investing operations (b)	45,600	120,076
+/-	Cash flows from or to member states	(741)	(2,080)
+	Reimbursements related to debt securities in issue	8,058,942	4,654,818
-	Disbursements related to debt securities in issue	(4,135,270)	(3,490,599)

	Total net cash flows from financing operations (c)	3,922,931	1,162,139
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	77	(1,895)
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	904,942	(235,434)
	Cash and cash equivalents at 1 January	1,779,382	1,653,676
	Cash in hand, balances with central banks	539,482	648,960
	Advances repayable on demand and term deposits with credit institutions	1,239,900	1,004,717
	Cash and cash equivalents at 30 June	2,684,324	1,418,242
	Cash in hand, balances with central banks	435,484	408,327
	Advances repayable on demand and term deposits with credit institutions	2,248,840	1,009,915

	Changes in cash and cash equivalents	904,942	(235,434)

CEB – Condensed Interim Financial Statements as at 30 June 2018	7

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

Accounting reference

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The Bank’s separate condensed interim financial statements as at 30 June 2018 were prepared in compliance with IAS 34 “Interim financial reporting” and are to be read together with the audited financial statements for the year ended 31 December 2017 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

As of 1 January 2018, the CEB has applied the IFRS 9 “Financial instruments” standard. IFRS 9 replaces IAS 39. It sets out the new principles for the classification and measurement of financial instruments (Phase 1), for impairment for credit risk on financial instruments and financing commitments (Phase 2), as well as for general hedge accounting, or micro hedging (Phase 3).

Concerning hedge accounting (micro hedging), the Bank has maintained the hedge accounting principles under IAS 39.

The IFRS 15 “Revenue from Contracts with Customers” standard, applicable as from 1 January 2018, defines the revenue recognition principles applicable to all contracts with customers, with the exception of leases, insurance contracts, financial instruments and guarantees. Given the nature of CEB’s activities, IFRS 15 has no significant impact on these financial statements.

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional as at 30 June 2018.

CEB – Condensed Interim Financial Statements as at 30 June 2018	8

NOTE B - Ratios

While the CEB, as a multilateral development bank (MDB), is not subject to its member states’ regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision (BCBS) as a reference for its Risk Management Framework.

The Bank’s prudential framework ratios and indicators are categorized in six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange risk.

Prudential framework	30/06/2018	30/06/2017	31/12/2017	Limit
Capital
Capital Adequacy	26.4%	25.9%	29.2%	> 10.5%
Gearing	1.8	1.79	1.76	< 2.5%
Leverage
Indebtedness	7.55	6.73	6.25	< 10
Treasury Assets	3.98	3.07	2.78	< 4
Liquidity
Short-term liquidity (1 year)	129,0%	143.4%	114,0%	> 100%
Self-sufficiency period	10	15	9	> 6 months
Market Credit Risk
Minimum Internal Rating	≥ 7.0	≥ 7.0	≥ 7.0	≥ 7.0
Interest Rate Risk
Economic Value Sensitivity	- € 0.72 M	- € 5.7 M	- € 5.18 M	< 0.5%
				of own funds (market risk)
Foreign Exchange Risk
Spot Net Open position	< € 1.0 M	< € 1.0 M	< € 1.0 M	< € 1.0 M

Other
Cost to income ratio (adjusted) (1)	32.3%	29.6%	30.3%

(1)

The adjusted cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges on fixed assets) divided by net banking income. It is calculated by eliminating unrealised gains/losses without economic substance, by netting of cost-recovery income from fiduciary activities against general operating expenses, and by eliminating other technical and/or one-off effects in the CEB’s accounts.

CEB – Condensed Interim Financial Statements as at 30 June 2018	9

Capital adequacy ratio (CAR), under the Standardised Approach, is a measure of the CEB’s prudential equity (EP)1 expressed as a percentage of its total risk-weighted assets (RWA)2. The capital adequacy ratio reached 26.4% at 30 June 2018, down from 29.2% at 31 December 2017, due to an increase in financial operations RWA.

Gearing ratio compares loans outstanding (after swap and credit enhancement) to own funds3 and establishes a volume ceiling (as opposed to a credit risk ceiling) for the CEB’s loan activity. This ratio allows for comparability with other International Financial Institutions. The limit is set at 2.5 (two and a half times own funds), i.e. € 19.7 billion at 30 June 2018. The ratio stood at 1.80 at 30 June 2018, broadly stable compared to 1.76 at the end of December 2017 due to a mild increase in the loan portfolio and an equivalent development in own funds.

The prudential ratios for indebtedness, treasury assets and liquidity remained within their respective limits. The changes (increase or decrease) solely reflect developments in the Bank’s ordinary activity (treasury, lending and debt).

The Minimum Internal Rating defines the minimum credit rating at the relevant purchase date at which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating is fixed at ≥ 7.0 (A-)4 for short-term investments and at ≥ 8.0 (A+)5 for long-term investments.

As of the end of the first half of 2018, as at the end of 2017, there were no counterparties or transactions with minimum ratings below the respective threshold defined at the relevant purchase date.

The Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))6, due to an interest rate shock of +/-10 basis points. Its limit is fixed at < 0.5% of own funds (MR), i.e. +/- € 16.2 million at 30 June 2018.

As of the end of the first half of 2018, Economic Value Sensitivity was minus € 0.72 million, compared to minus € 5.2 million at the end of 2017, and therefore well within the defined limit.

The Spot Net Open Position7 measures the total assets minus total liabilities in a particular foreign currency, including both on- and off-balance sheet positions. Its limit is fixed at < € 1 million per currency.

As of end of the first half of 2018, as at the end of 2017, the Spot Net Open Position in each currency was below € 1 million, well within the defined limit.

[1]	Prudential equity (Ep): paid-in capital, reserves and net profit.
[2]	Risk-weighted assets are Bank assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank’s own risk models.
[3]	CEB’s own funds: subscribed capital, reserves and net profit.
[4]	For maturities below three months, the minimum internal rating is 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term deposits.
[5]	For maturities up to two years the minimum internal rating may be 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.
[6]	Own funds (MR – market risk) : paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.
[7]	At the end of the month.

CEB – Condensed Interim Financial Statements as at 30 June 2018	10

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loans disbursements are equivalent to those applied by other financial institutions that operate on the supranational banks market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

	In thousand euros
30 June 2018	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			435,425	435,425
Financial assets at fair value through profit or loss	249,730			249,730
Hedging derivative instruments	686,482			686,482
Securities at fair value through equity		5,214,069		5,214,069
Loans and advances to credit institutions and to customers			18,677,343	18,677,343
Securities at amortised cost			2,145,669	2,145,669

Total financial assets	936,212	5,214,069	21,258,437	27,408,718

Liabilites
Financial liabilities at fair value through profit or loss	541,470			541,470
Hedging derivative instruments	476,005			476,005
Amounts owed to credit institutions and to customers			192,414	192,414
Debt securities in issue			22,939,589	22,939,589
Social Dividend Account			57,448	57,448

Total financial liabilities	1,017,475		23,189,451	24,206,926

	In thousand euros
1 January 2018	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			539,427	539,427
Financial assets at fair value through profit or loss	323,472			323,472
Hedging derivative instruments	680,997			680,997
Securities at fair value through equity		3,638,502		3,638,502
Loans and advances to credit institutions and to customers			16,107,783	16,107,783
Securities at amortised cost			2,199,817	2,199,817

Total financial assets	1,004,469	3,638,502	18,847,027	23,489,998

Liabilites
Financial liabilities at fair value through profit or loss	650,606			650,606
Hedging derivative instruments	478,074			478,074
Amounts owed to credit institutions and to customers			210,489	210,489
Debt securities in issue			18,835,438	18,835,438
Social Dividend Account			59,116	59,116

Total financial liabilities	1,128,680		19,105,043	20,233,723

CEB – Condensed Interim Financial Statements as at 30 June 2018	11

NOTE D - Loans and advances to credit institutions and to customers

This note covers loans to credit institutions and to customers as well as deposits to credit institutions.

	In thousand euros
Breakdown of loans by category of borrower	30/06/2018	01/01/2018
Loans to credit institutions
Loans	8,421,256	8,043,194
Interest receivable	16,252	14,837
Provisions (*)	(4,195)	(4,987)

Sub-total	8,433,313	8,053,044
Loans to customers
Loans	5,747,513	5,748,958
Interest receivable	21,972	21,339
Provisions (*)	(5,150)	(6,223)

Sub-total	5,764,335	5,764,074
Value adjustment of loans hedged by derivative instruments	221,102	228,242

Total loans	14,418,750	14,045,360

Other advances
Advances repayable on demand	96,035	14,066
Advances with agreed maturity dates or periods of notice	4,155,979	2,050,834
Interest receivable	6,926	(2,336)
Provisions (*)	(347)	(141)

Total other advances	4,258,593	2,062,423

(*)	These provisions relate to the application of IFRS 9, phase 2.

CEB – Condensed Interim Financial Statements as at 30 June 2018	12

The breakdown of outstanding loans by borrowers’ country is included in the table below.

	In thousand euros
Breakdown by borrowers’ country location	30/06/2018%		01/01/2018%
Spain	1,975,896	13.95	2,032,224	14.73
Poland	1,829,947	12.92	1,806,789	13.10
Turkey	1,541,784	10.88	1,429,418	10.36
France	1,332,969	9.41	1,347,444	9.77
Belgium	875,262	6.18	850,068	6.16
Germany (1)	765,973	5.41	768,100	5.57
Romania	728,813	5.14	744,389	5.40
Hungary	723,763	5.11	668,506	4.85
Slovak Republic	550,551	3.89	599,145	4.34
Cyprus	509,687	3.60	520,720	3.78
Czech Republic	504,083	3.56	435,561	3.16
Finland	351,319	2.48	338,194	2.45
Italy (2)	330,722	2.33	241,941	1.75
Croatia	320,297	2.26	337,857	2.45
Ireland	243,474	1.72	208,774	1.51
Portugal	215,543	1.52	220,966	1.60
Lithuania	208,143	1.47	187,916	1.36
Netherlands	200,000	1.41	50,000	0.36
Bulgaria	170,209	1.20	196,248	1.42
Serbia	126,681	0.89	130,811	0.95
Iceland	113,450	0.80	117,583	0.85
“the former Yugoslav Republic of Macedonia”	98,427	0.69	101,024	0.73
Albania	91,975	0.65	96,187	0.70
Slovenia	83,194	0.59	88,222	0.64
Bosnia and Herzegovina	69,147	0.49	60,668	0.44
Sweden	56,200	0.40	56,200	0.41
Denmark	46,667	0.33	46,667	0.34
Moldova (Republic of)	38,462	0.27	32,651	0.24
Montenegro	28,505	0.20	28,658	0.21
Latvia	16,346	0.12	18,835	0.14
Estonia	10,970	0.08	13,963	0.10
Georgia	10,312	0.07	8,874	0.06
Malta			7,550	0.05

Total	14,168,769	100.00	13,792,151	100.00

(1)	of which € 9 million outstanding in favour of target countries as at 30 June 2018 (31 December 2017: € 10 million)
(2)	of which € 62 million outstanding in favour of target countries as at 30 June 2018 (31 December 2017: € 66 million)

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

	In thousand euros
	30/06/2018	01/01/2018
Amounts owed to credit institutions and to customers
Interest-bearing accounts	119,081	130,489
Borrowings and term deposits	73,333	80,000

Total	192,414	210,489

Debt securities in issue
Bonds	19,756,952	18,235,813
Euro Commercial Paper	2,585,799
Interest payable	261,885	214,331
Value adjustment of debt securities in issue hedged by derivative instruments	334,953	385,294

Total	22,939,589	18,835,438

CEB – Condensed Interim Financial Statements as at 30 June 2018	13

NOTE F - Capital

Capital breakdown by member state at 30 June 2018 and 1 January 2018 is presented below.

	In thousand euros
	Subscribed	Uncalled	Called	Percentage of
Members	capital	capital	capital	subscribed capital
France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
“the former Yugoslav Republic of Macedonia”	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of )	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total at 30 June 2018	5,472,219	4,859,802	612,417	100.000%

Total at 1 January 2018	5,472,219	4,859,802	612,417	100.000%

CEB – Condensed Interim Financial Statements as at 30 June 2018	14

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value of financial instruments, calculated excluding accrued interest, are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses of fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

The interest margin for the first half of 2018 (unaudited) and the first half of 2017 (unaudited) is presented in the table below:

	In thousand euros
		2018			2017
	Income	Expenses	Net	Income	Expenses	Net
Securities at fair value through equity
Securities transactions	13,945	(3,476)	10,468	17,188	(1,737)	15,451
Hedging derivatives	4,976	(17,138)	(12,163)	5,317	(20,682)	(15,365)

Sub-total	18,920	(20,615)	(1,694)	22,506	(22,419)	86
Loans and advances to credit institutions and to customers
Loans	70,885	(2)	70,882	73,087		73,087
Hedging derivatives	6,999	(60,769)	(53,770)	7,770	(61,025)	(53,256)
Advances	14,722	(5,947)	8,775	5,941	(4,429)	1,512

Sub-total	92,605	(66,718)	25,887	86,798	(65,455)	21,344
Securities at amortised cost
Securities transactions	32,491	(3)	32,489	36,112		36,112

Sub-total	32,491	(3)	32,489	36,112		36,112
Amounts owed to credit institutions and to customers
Interest-bearing accounts	599	(81)	518	1,630	(27)	1,603

Sub-total	599	(81)	518	1,630	(27)	1,603
Debt securities in issue
Bonds		(174,391)	(174,391)		(178,897)	(178,897)
Hedging derivatives	194,242	(860)	193,382	206,420	(3,941)	202,479

Sub-total	194,242	(175,251)	18,991	206,420	(182,838)	23,582
Other interest expenses and similar charges		(2,606)	(2,606)		(2,306)	(2,306)

Interest margin	338,858	(265,273)	73,584	353,466	(273,046)	80,421

CEB – Condensed Interim Financial Statements as at 30 June 2018	15